AGREEMENT AND PLAN OF MERGER

Dated as of March 19, 2006

among

GE FANUC EMBEDDED SYSTEMS, INC.,

GME, INC.

and

SBS TECHNOLOGIES, INC.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2006 (this "Agreement"), is among GE Fanuc Embedded Systems, Inc., a Delaware corporation ("Parent"), GME, Inc., a New Mexico corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and SBS Technologies, Inc., a New Mexico corporation (the "Company"). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Mexico Business Corporation Act (the "NMBCA"), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the New Mexico Public Regulation Commission articles of merger, executed in accordance with the relevant provisions of the NMBCA (the "Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the NMBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Articles of Organization and By-laws of the Surviving Corporation.

  The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

  The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6 Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE 2

Effect of the Merger on the Capital Stock of
the Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value, of the Company ("Company Common Stock") or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares), together with the associated common share purchase rights issued under the Rights Agreement, dated as of September 15, 1997, between the Company and First Security Bank, National Association, as rights agent (as amended, the "Company Rights Agreement"), shall be converted into the right to receive $16.50 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the payment of fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA (the "Dissenting Stockholders"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to the payment of fair value under the NMBCA. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent prompt notice of the receipt of any and all written notices received by the Company at or prior to the Company Shareholders Meeting objecting to the Merger. Following the Company Shareholders Meeting, the Company shall give Parent (i) prompt notice of any written demands for the payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the NMBCA and received by the Company relating to stockholders' rights to payment of fair value, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for the payment of fair value under the NMBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenters' rights have been perfected shall be returned to Parent upon demand.

SECTION 2.2 Surrender of Certificates.

  Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the "Paying Agent"). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Such funds provided to the Paying Agent are referred to herein as the "Payment Fund".

  Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

  Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

  Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

  Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

  No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

  Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in U.S. government or other investment grade securities, in each case, maturing in not more than 1 year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent. Nothing contained in this Section 2.2(g) shall affect Parent's obligation to pay the Merger Consideration in accordance with the terms of this Agreement.

SECTION 2.3 Company Stock Options and Restricted Stock.

  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Option, each Option outstanding immediately prior to the Effective Time shall be canceled and terminated if no Option Consideration is owed or converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and to the terms of any agreement or instrument evidencing the grant of any Options, and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). The Company shall take all actions necessary to terminate as of the Effective Time all its Company Stock Plans (including rights to accrued cash balances under such plans), such termination to be effective at or before the Effective Time. For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any RSU, each RSU outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU. Prior to the Effective Time, the Company shall take all actions necessary to provide that each RSU outstanding immediately prior to the Effective Time (whether or not then vested) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU, free of any restriction or risk of forfeiture. Except as otherwise provided below, the RSU Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and obtain any consents from holders of RSUs that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any RSU until any necessary consents are obtained. For purposes of this Agreement, "RSU Consideration" means, with respect to any share of Company Common Stock issuable under a particular RSU, an amount equal to the Merger Consideration per share of Company Common Stock.

  The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act (as defined below) in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the "SEC") regarding such matters.

SECTION 2.4 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock, Options or RSUs pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that:

SECTION 3.1 Organization, Standing and Corporate Power.

  Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate, partnership, limited liability or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event, occurrence or state of facts which has had, has or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that the term "Company Material Adverse Effect" shall not include for purposes of this clause (i): (A) in and of itself, any change in the market price or trading volume of the Company Common Stock (provided that this clause (A) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change does not constitute or contribute to a Company Material Adverse Effect); (B) in and of itself, a failure by the Company to meet internal revenue or earnings predictions or revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period through the Effective Time (provided that this clause (B) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Company Material Adverse Effect); (C) any changes or effects directly arising out of or resulting from actions taken or the failure to take actions by the Company or its Subsidiaries with Parent's express written consent or in accordance with express written instructions of Parent or as otherwise expressly required to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (D) any changes or effects arising out of changes in GAAP or other applicable accounting principles or requirements that occur after the date of this Agreement; (E) any events, changes, effects or developments to the extent directly attributable to the announcement or pendency of this Agreement or any of the Transactions; or (F)&NBSP;events, changes, effects and developments relating to the U.S. or global economy, laws, financial markets or political conditions in general affecting any of the industries in which the Company or its Subsidiaries operate, including such changes thereto as are caused by terrorist activities or the entry into or material worsening of war or armed hostilities (in each case under this clause (F), to the extent not disproportionately affecting the Company and its Subsidiaries as a whole), or (ii) the Company's ability to perform its obligations under this Agreement or consummate the Transactions. Without limiting the generality of the foregoing, a "Company Material Adverse Effect" shall be deemed to have occurred if the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) arises from or relates to the failure of the Company or any Subsidiary to comply with Laws or the breach of any ethical standard or code of conduct and has resulted in or would reasonably be expected to result in (x) reputational harm to the Company's business, Parent or any Affiliate of Parent or, following the Effective Time, the Surviving Corporation, or (y) criminal or material civil liability to Parent or any Affiliate of Parent, in the case of either (x) or (y), of such seriousness and significance that a reasonable person in the position of Parent or Merger Sub would not want to proceed with the transactions contemplated by this Agreement.

  Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various States of the United States or any foreign equivalent thereof) (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

  The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws (the "Company Charter Documents") and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the "Subsidiary Documents"), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since July 1, 2003.

SECTION 3.2 Capitalization.

  The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock. At the close of business on March 15, 2006, (i) 15,671,531 shares of Company Common Stock were issued and outstanding (of which no shares of Company Common Stock were held by the Company in its treasury) and (ii) 3,373,554 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans and 110,447 shares of Company Common Stock were subject to outstanding RSUs granted under the Company Stock Plans). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of March 15, 2006, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof, if any. If any such option or right was not granted under a Company Stock Plan, Section 3.2(a) of the Company Disclosure Schedule also indicates for each such option or other right, (1) the date of grant, (2) the expiration date, and (3) the name of the holder thereof. Since March 15, 2006 though the date of this Agreement, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options or RSUs referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

  None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

  Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in accelerated vesting, exercisability or payment of any Options or RSUs.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Shareholder Approval for the approval of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "Bankruptcy and Equity Exception").

  The Company's Board of Directors, at a meeting duly called and held, has unanimously (i) approved this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that shareholders of the Company approve this Agreement (the "Company Board Recommendation").

  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 hereof and in Section 3.13(b) of the Company Disclosure Schedule and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract or other Contract that is material to the Company or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

  The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the "Company Shareholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of the NASDAQ Stock Market, (ii) the filing of the Articles of Merger with the New Mexico Public Regulation Commission pursuant to the NMBCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "Foreign Antitrust Laws"), (v) voluntary notification under Section 721 of the Omnibus Trade and Competitiveness Act of 1988 (amending Title VII of the Defense Production Act, 50 U.S.C. App. Section 2170 (1997)) (the "Exon-Florio Amendment") and (vi) as may be required in connection with any Government Contract or Government Subcontract (which are the subject of Sections 3.3(c) and 3.13(b)), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

  The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since July 1, 2003 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and, as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents (as the same may have been amended prior to the date hereof), the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d- 15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act). The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the "SOxA"). All of the statements contained in the certifications included as exhibits to the Company's most recent periodic report are complete and correct as of the date of this Agreement. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls (each a "Financial Control Weakness") and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company is in compliance with Section 404 of the SOxA.

  The Company (i) keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management's general or specific authorization; (x) transactions are recorded as necessary (1) to permit preparation of financial statements in accordance with GAAP and (2) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management's general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

  The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company's proxy statement dated October 10, 2005, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Except as set forth on Section 3.5(f) of the Company Disclosure Schedule, since July 1, 2003, neither the Company nor any of its Subsidiaries nor any of their respective directors or officers or, to the Knowledge of the Company, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since July 1, 2003, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of June 30, 2005 (the "Balance Sheet Date") (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) arising in the ordinary course of business pursuant to Contracts disclosed on the Company Disclosure Schedule or (iv) that, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off- balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or any Company SEC Documents.

SECTION 3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date, there has not occurred any: (A) damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or any of its Subsidiaries having a book or fair market value in excess of $250,000 individually or in excess of $1,500,000 in the aggregate which materially affects the use thereof or (B) except as set forth on Section 3.2(c) of the Company Disclosure Schedule, acceleration of vesting of any option to acquire capital stock of the Company or RSU.

SECTION 3.7 Legal Proceedings. Except as set forth on Section 3.7 of the Company Disclosure Schedule, as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, Governmental Investigation or legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, including, in each case, in connection with an alleged violation of (i) applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the U.S. Department of Treasury ("Export Control Requirements"), or (ii) the U.S. Foreign Corrupt Practices Act (the "FCPA") or any other applicable Law regarding illegal payments and gratuities (collectively with the FCPA, "Improper Payment Laws").

SECTION 3.8 Compliance With Laws; Permits.

  Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are (and since July 1, 2003 have been) in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, "Laws") applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and Improper Payment Laws). Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a third party located in Cuba, Syria, Myanmar (Burma), Iran, North Korea, Libya or Sudan. Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, (i) since July 1, 2003, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages, and (ii) neither the Company nor any of its Subsidiaries is conducting on the date of this Agreement any internal investigation or has made since July 1, 2003, or is planning to make a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission, including arising under or relating to a Government Contract or Government Subcontract.

  Since July 1, 2003, each of the Company, its Subsidiaries and their respective employees, agents and consultants, and each other Person acting for, or on behalf of, the Company, has complied with all Improper Payment Laws, and has not, directly or indirectly, used funds or other assets, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund. Notwithstanding the provisions of the immediately preceding sentence, the representations set forth in such sentence shall be applicable to the Company's employees, agents, distributors and consultants and other Persons acting for, or on behalf of, the Company solely to the extent that the actions of such Persons could result in the imposition of liability on the Company, Parent or their respective Subsidiaries under any Improper Payment Laws. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any such illegal payment or secret or unrecorded fund.

  The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, "Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits. Since July 1, 2003, neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority (a) claiming or alleging that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (B)&NBSP;that such Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

SECTION 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

SECTION 3.10 Tax Matters.

  Except as shown in Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

  The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate accrual for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements in accordance with GAAP. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

  The U.S. Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through June 30, 2001. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

  During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

  Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

  Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

  The Company has made available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its Subsidiaries.

  The Company is not a "United States real property holding corporation" within the meaning of Section 897 of the Code and was not a United States real property holding corporation on any "determination date" (as defined in Treasury Regulation Section 1.897-2(1)) that occurred during the 5-year period ending on the Closing Date.

  For purposes of this Agreement: (i) "Taxes" shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11 Employee Benefits and Labor Matters.

  Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and without regard to whether ERISA applies thereto), (ii) all employment, consulting or other compensation agreements, and collective bargaining agreements, and (iii) all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, welfare benefit, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, training, medical benefits, life insurance, fringe benefits, educational assistance or other material employee benefits, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the "Employees") (collectively, the "Company Plans"). None of the Company Plans is subject to Title IV of ERISA, is a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA.

  True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all non-written material agreements relating to the Company Plans.

  The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

  Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

  None of the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA ("ERISA Affiliates") has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan.

  With respect to each Company Plan providing for post- employment benefits with respect to current or former employees employed outside of the United States (unless all liabilities under such plan are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any of its Subsidiaries), the Company has provided to Parent separately as to each such plan as of June 30, 2005: (i) a statement of the liabilities under such plan (as determined using actuarial assumptions consistent with U.S. GAAP (regardless of whether U.S. GAAP applies), (ii) a list of all assets of such plan, (iii) the amount of any book reserves or other amounts set aside for payment of liabilities arising under such plan, and (iv) the amount or a description of any undisclosed liabilities arising under such plan. Each Company Plan to the extent such plan is intended or required to register with any Governmental Authority is and has been properly registered.

  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). No accumulated funding deficiencies exist in any of the Company Plans subject to Section 412 of the Code.

  Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

  There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

  None of the Company Plans with respect to current or former employees within the United States provide for post-employment life or health insurance coverage, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary or (ii) coverage through the last day of the month in which a participant terminates employment with the Company and its Subsidiaries.

  Except as disclosed in Section 3.11(l) or 5.2(h) of the Company Disclosure Schedule or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company and its Subsidiaries, (ii) increase any benefits under any Company Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

  Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

  Any individual who performs services for the Company or any of its Subsidiaries and who is not and has not been during any period since July 1, 2003 treated by the Company and its Subsidiaries as an employee of the Company or any of its Subsidiaries for purposes of federal income taxes and participation in Company Plans is and has been properly treated as not constituting an employee for such purposes during the period so treated.

  Except as set forth in Section 3.11(o) of the Company Disclosure Schedule, (i) none of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative, (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization, works council or similar representative, nor has any such organization been elected as the collective bargaining agent of any Employees and (iii) there is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there been union representation involving any of the Employees within the preceding five years. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance.

SECTION 3.12 Environmental Matters.

  Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, and except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $250,000 or in the aggregate in excess of $1,000,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries or any of their respective predecessors; (C) none of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company, any of its Subsidiaries or any of their respective predecessors or any property to or at which the Company, any of its Subsidiaries or any of their respective predecessors transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

  Except as set forth on Section 3.12(b) of the Company Disclosure Schedule or in the reports made available pursuant to Section 3.12(h), and except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $250,000 or in the aggregate in excess of $1,000,000, there have been no Releases of Hazardous Materials on properties currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries, or any of their respective predecessors.

  To the Knowledge of the Company, except as set forth in Section 3.12(c) of the Company Disclosure Schedule, (i) the Company has obtained and currently maintains all material Permits necessary under Environmental Laws for their operations, (ii) there is no investigation known to the Company, nor any action pending or threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such material Permits, and (iii) the Company has not received any written notice from any Person to the effect that there is lacking any material Permit required under Environmental Laws for the current use or operation of any property owned, operated or leased by the Company. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any material Permit required under Environmental Laws.

  The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters; and no real estate owned or leased by the Company or any of its Subsidiaries is located in New Jersey or Connecticut.

  Except as set forth in Section 3.12(e) of the Company Disclosure Schedule or in the reports made available pursuant to Section 3.12(h), and except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $250,000 or in the aggregate in excess of $1,000,000, to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

  Neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective predecessors has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company or business that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

  Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, there are no Environmental Laws that will first become effective or binding after the date of this Agreement that to the Knowledge of the Company would have an adverse impact upon the operations of the Company.

  The Company has made available correct and complete copies of all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to currently or previously owned, leased or operated properties of the Company, any of its Subsidiaries or their respective predecessors, in each case to the extent in the possession of the Company or any of its Subsidiaries.

  For purposes of this Agreement:

    "Environmental Laws" means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.  9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.  5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.  6901 et seq.), the Clean Water Act (33 U.S.C.  1251 et seq.), the Clean Air Act (42 U.S.C.  7401 et seq.), the Safe Drinking Water Act (42 U.S.C.  300f et seq.), the Toxic Substances Control Act (15 U.S.C.  2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.  136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.  651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann.  13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

    "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

    "Hazardous Materials" means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," a "pollutant," a "contaminant," "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, soil vapor, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

    "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13 Contracts.

  Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list as of the date of this Agreement of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since July 1, 2003, (D) Contract with any (x) Governmental Authority (provided that with respect to purchase orders covered by this clause (D)(x), Section 3.13(a) of the Company Disclosure Schedule shall set forth only those purchase orders that are unfilled as of March 15, 2006) or (y) director, officer or other Affiliate of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate of any such director or officer, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client or supply Contract currently in effect that required payment of consideration (whether or not measured in cash) in fiscal year 2005 in excess of $2,000,000 or that is reasonably likely to require payment of consideration in fiscal year 2006 in excess of $2,000,000, (J) Contract (other than customer, client or supply Contracts) currently in effect that required payment of consideration (whether or not measured in cash) in fiscal year 2005 in excess of $1,500,000 or that is reasonably likely to require payment of consideration in fiscal year 2006 in excess of $1,500,000, (K) Contract currently in effect that was not entered into in the ordinary course of business consistent with past practice and that is not otherwise set forth on Section 3.13(a) of the Company Disclosure Schedule, (L) collective bargaining agreement, (M) "standstill" or similar agreement, (N) merchandising, sales representative or distribution Contract currently in effect that requires payment of consideration (whether or not measured in cash) of greater than $500,000, (O) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) product design or development Contract, (2) Contract primarily involving the provision by or to the Company or any of its Subsidiaries of consulting services, (3) Contract under which the Company or any of its Subsidiaries has agreed to indemnify, hold harmless or assume any obligation of any Person (including with respect to infringement, misappropriation, misuse or other violation by the Company or such Subsidiary or such third party of the Intellectual Property of any third party) other than commercial Contracts in the ordinary course of business, (4) Contract set forth on Section 3.16(c) of the Company Disclosure Schedule or (5) Contract in which the Company or any of its Subsidiaries has granted a right of first refusal or first negotiation, or (P)&NBSP;commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule (including the Contracts not required to be so listed by virtue of the proviso in clause (a)(ii)(D)(x) of this Section 3.13) and Section 3.16(c) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each, a "Material Contract"). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto. None of the Material Contracts to which the Company or any of its Subsidiaries is a party, and no bid outstanding as of the date of this Agreement (if accepted or awarded), would result in a Loss Contract, in each case in the reasonable judgment of the Company's management as of the date of this Agreement. For purposes of this Agreement, "Loss Contract" means any Contract with a value in excess of $1,000,000 for which, at the time of its execution, all costs for material, labor and manufacturing overhead incurred (all as determined in accordance with the Company's cost accounting policy) by the Company and its Subsidiaries to perform such Contract over the course of the Contract's stated term are, to the Knowledge of the Company, expected to be $100,000 more than the payments from the customer.

  Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Transactions and no approval, consent or waiver of any Person is needed in order that any Material Contract continue to be valid, binding and in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

  Neither the Company nor any of its Subsidiaries is in default under any other Contract to which the Company or any of its Subsidiaries is a party (the "Other Company Contracts"), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Other Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.14 Government Contracts. In connection with the business of the Company and its Subsidiaries:

  With respect to each Government Contract and Government Subcontract to which the Company or any of its Subsidiaries is a party since July 1, 2003, except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company or such Subsidiary that is a party to such Government Contract or Government Subcontract has complied in all material respects with the terms and conditions of such Government Contract or Government Subcontract, including all applicable requirements of Law, whether incorporated expressly, by reference or by operation of law, including, where applicable, the Truth in Negotiations Act and the Company's Cost Accounting Standards disclosure statement, if any; (ii) all representations and certifications were current, accurate and complete in all material respects when made, and the Company or such Subsidiary has complied with all such representations and certifications; (iii) no allegation has been made in writing that the Company or its Subsidiary that is a party to such Government Contract is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been received by the Company; and (v) no cost incurred by the Company or one of its Subsidiaries or, to the Knowledge of the Company, one of their respective subcontractors has been questioned or disallowed, directly or indirectly, by a Governmental Authority, other than in connection with commercial disputes in the ordinary course of business.

  Neither the Company, any of its Subsidiaries nor any of their respective customers with whom the Company or any of its Subsidiaries presently conducts, or expects to conduct, business, or current or, to the Company's Knowledge, former employees, representatives or distributors, is (or for the last three years has been) (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract, or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting, except, with respect to current or former customers, for such investigations, indictments, suspensions or debarments as would not, to the Company's Knowledge, reasonably be expected to adversely affect the Company's or any of its Subsidiary's ability to operate in any line of business it is currently conducting or expects to conduct with respect to a Government Contract or Government Subcontract. Neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. The Company does not have Knowledge of any circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or its Subsidiaries or any of their respective customers with whom the Company or any of its Subsidiaries presently conducts, or expects to conduct, business, or directors, officers, employees, representatives or distributors.

  Except as contained in Section 3.14 of the Company Disclosure Schedule, neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or any of its Subsidiaries or one of their current employees, nor has the Company or one of its Subsidiaries asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract. The Company has no Knowledge of any facts upon which such a claim or dispute proceeding may be based.

SECTION 3.15 Title to Properties. Each of the Company and its Subsidiaries (i) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that may be incurred under the Company's existing credit agreement (and any permitted renewal thereof) and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company's management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). To the Company's Knowledge, each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Section 3.15 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by the Company and its Subsidiaries.

SECTION 3.16 Intellectual Property.

  Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are the owners of, or have valid and continuing rights pursuant to a written agreement (including a shrink- wrap or click-through agreement) to use, practice, manufacture, have manufactured, sell, offer for sale, import and license all Intellectual Property and Technology ("Intellectual Property Rights") used by the Company and its Subsidiaries in the businesses of the Company and its Subsidiaries as presently conducted (including all research and development).

  Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the products, services and operations of the Company and its Subsidiaries, and the use of the Intellectual Property Rights of the Company and its Subsidiaries in connection therewith, and their present business practices and methods (including all research and development), do not infringe, misappropriate, constitute an unauthorized use of, or violate any Intellectual Property of any third party. At all times since July 1, 2000, the Owned Intellectual Property and Licensed Intellectual Property constitute all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their businesses in the manner in which such businesses have been and are currently being conducted (including all research and development).

  Except with respect to licenses of commercial off-the- shelf Software available on reasonable terms for a license fee of no more than $100,000 per annum, and except pursuant to the licenses listed in Section 3.16(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of its business as currently being conducted (including all research and development).

  Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and correct list of all of the following owned by the Company and its Subsidiaries: Patents, registered Marks, pending applications for registration of any Marks, material unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed, and the owner of such Intellectual Property. The Company and its Subsidiaries own all right, title and interest in and to each such item of Intellectual Property disclosed on Schedule 3.16(d) of the Company Disclosure Schedule.

  The Company and its Subsidiaries own all right, title, and interest in and to each item of Owned Intellectual Property free and clear of any Liens.

  Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property Rights to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property Rights.

  No confidential Intellectual Property Rights material to the business of the Company or any of its Subsidiaries as presently conducted have been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any third party other than pursuant to a written non-disclosure agreement that includes reasonable confidentiality and non-disclosure restrictions. The Company and its Subsidiaries have taken adequate and reasonable security measures to protect the confidentiality of such Intellectual Property Rights. To the extent that any Intellectual Property Rights have been developed or created by a third party for the Company or any of its Subsidiaries, the Company or such Subsidiary has a written contract with such third party with respect thereto and the Company or such Subsidiary thereby has obtained ownership of or has a valid and enforceable license to such Intellectual Property Rights.

  The Company or its Subsidiaries have a written agreement with each employee that includes confidentiality and invention assignment provisions in one of the forms disclosed in Schedule 3.16(h) of the Company Disclosure Schedule, and the Company and its Subsidiaries have thereby obtained ownership of all works, inventions, data, information or materials developed or created by each employee on behalf of the Company and its Subsidiaries.

  Except as disclosed in Section 3.16(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involves a claim or notice of infringement of, misappropriation of, unauthorized use of, or violation of any Intellectual Property of any third party or challenges the ownership, use, validity or enforceability of any material Intellectual Property Rights, and have not received written notice of any such threatened claim, and, to the Knowledge of the Company, there are no facts or circumstances which are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights. All material Intellectual Property Rights owned by the Company or any of its Subsidiaries are subsisting and, to the Knowledge of the Company, valid and enforceable.

  Except as disclosed in Section 3.16(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

  Section 3.16(k) of the Company Disclosure Schedule sets forth a complete and correct list (i) all Software that is owned exclusively by the Company and its Subsidiaries and (ii) all Software that is used by the Company or any of its Subsidiaries in the business of the Company that is not exclusively owned by the Company, excluding commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $100,000 per annum.

  Except as set forth on Section 3.16(l) of the Company Disclosure Schedule, no open source, free, shared or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any (i) Software included in the Owned Intellectual Property or (ii) to the Knowledge of the Company, other Software that is incorporated into or utilized by the Company's or any of its Subsidiaries' products or services or otherwise used in the businesses of the Company and its Subsidiaries as presently conducted and as currently proposed by the Company's management to be conducted.

  The Software of the Company and its Subsidiaries does not, to the Knowledge of the Company, contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming such Software, or the Company's or any of its Subsidiaries' hardware, data, or computer programs or codes, or that is capable of providing access or producing modifications not authorized by the Company or any of its Subsidiaries (collectively, "Disabling Procedures"). Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by the Company or any of its Subsidiaries to be included in the Software.

  All products of the Company and its Subsidiaries are designed pursuant to open standards promulgated by VITA, SAE, PIC-MG and other standard setting groups. The Company and its Subsidiaries have fully complied with the policies and procedures governing the use of each such open standard. The Company and its Subsidiaries do not need to obtain any licenses from third parties to use and practice each such open standard, and are not infringing, misappropriating, misusing or otherwise violating the Intellectual Property of the members of VITA, SAE, PIC-MG, other standard setting groups or any third parties with regard to the use and practice of each such open standard and the use, practice, manufacture, have manufactured, sale, offer for sale, importation and license of Technology by the Company and its Subsidiaries in connection with and pursuant to each such standard.

SECTION 3.17 Insurance and Claims.

  Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all material insurance policies of the Company and its Subsidiaries (the "Policies"), all of which are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage. Except as set forth in Section 3.17(a) to the Company Disclosure Schedule, the consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

  Section 3.17(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all outstanding claims, duties, responsibilities, liabilities or obligations arising from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance, subject to the retention amounts of such policies. To the Knowledge of the Company, no circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

  Section 3.17(c) of the Company Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of twenty-four months. To the Knowledge of the Company, all products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities Inc. ("JPMorgan"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the common shareholders of the Company is fair from a financial point of view to such shareholders (the "Fairness Opinion"). A complete and correct copy of the Fairness Opinion has been delivered to Parent (for information purposes only). The Company has been authorized by JPMorgan to permit inclusion of its Fairness Opinion and references thereto in the Proxy Statement.

SECTION 3.19 Brokers and Other Advisors. Except for JPMorgan, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent correct and complete copies of the Company's engagement letter with JPMorgan, which letter describes all fees payable to JPMorgan in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of JPMorgan (the "Engagement Letter").

SECTION 3.20 State Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States is applicable to the Company or is applicable to the Merger or the other Transactions.

SECTION 3.21 Company Rights Plan. The Company has taken all actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as the result of this Agreement and the Transactions and (ii) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

ARTICLE 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2 Authority; Noncontravention.

  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole shareholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a "Parent Material Adverse Effect").

SECTION 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the New Mexico Public Regulation Commission pursuant to the NMBCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (iv) voluntary notification under the Exon- Florio Amendment, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the shareholders of the Company and at the time of such Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

SECTION 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE 5

Covenants and Agreements

SECTION 5.1 Preparation of the Proxy Statement; Shareholder Meeting.

  As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of JPMorgan referred to in Section 3.18. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

  The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholders Meeting") solely for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company's obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) except as otherwise required by New Mexico law, the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors' or such committee's approval of this Agreement or the Merger.

SECTION 5.2 Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (v) conduct its business in the ordinary course consistent with past practice, (w) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and make all appropriate voluntary disclosures to Governmental Authorities and (x) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it and (ii) not take any action inconsistent with retaining the services of its present officers and key employees generally, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, (y) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice, and (z) pay all maintenance, registration and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Owned Intellectual Property. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

  (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of Options and RSUs granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans (other than vesting required under any such Company Stock Plan) or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement (complete and correct copies of which have been delivered to Parent by the Company) and except for such amendments to the Company Stock Plans as are necessary solely to comply with the provisions of Section 2.3 hereof.

  incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money under (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company in the ordinary course of business in amounts not in excess of $1,000,000 in the aggregate outstanding at any time under the Company's existing credit agreement listed on Section 3.13(a) of the Company Disclosure Schedule (as such credit agreement may be renewed, provided that such renewal is on terms no less favorable to the Company than those currently contained in the existing credit agreement, including with respect to the prepayment thereof) and guarantees of such borrowings issued by the Company's Subsidiaries to the extent required under the terms of such credit facility, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

  except as set forth on Section 5.2(c) of the Company Disclosure Schedule, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or voluntarily subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement or (C) dispositions of excess equipment or obsolete or worthless assets;

  make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

  directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or, (B) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $200,000 or, in the aggregate, have a purchase price in excess of $500,000 during any three-consecutive month period, provided, however, that the foregoing shall not restrict any transaction solely between the Company and one or more of its wholly-owned Subsidiaries or solely between one or more of such Subsidiaries;

  make any (i) investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice or (ii) charitable contribution to any Person except consistent with past practice and in an aggregate amount not to exceed $25,000;

  (i) enter into, terminate or amend (A) any Material Contract or any material Permit other than customer, client or supply Contracts (including any such Contracts that are purchase orders with Governmental Authorities) with a value not in excess of $2,000,000 individually in the ordinary course of business consistent with past practice or (B) other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, or waive any material rights under any of the foregoing, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (iii) amend or modify the Engagement Letter, (iv) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement (and the Company shall take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Parent)), (vi) take any action to render the restrictive provisions of the Company Rights Agreement inapplicable to any transaction (other than the Transactions) or any Person (other than Parent and Merger Sub), (vii) except as required by this Agreement, amend or modify in any way the Company Rights Agreement or (viii) except in the ordinary course of business consistent with past practice, enter into, terminate or amend any sales representative or distribution Contract;

  increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, other than ERR effect on the date of this Agreement set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been made available to Parent by the Company), (ii) increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice, (iii) to employ new employees or terminate existing employees in the ordinary course of business and (iv) as described and subject to the limitations set forth on Section 5.2(h) of the Company Disclosure Schedule;

  except as set forth on Section 5.2(i) of the Company Disclosure Schedule, make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes or obtain any Tax ruling;

  make any changes in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law or such changes in practices as may be made in connection with the Company's efforts to enhance its and its Subsidiaries' internal controls over financial reporting;

  amend the Company Charter Documents or the Subsidiary Documents;

  except as set forth on Section 5.2(l) of the Company Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

  except as set forth on Section 5.2(m) of the Company Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

  issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

  except as set forth on Section 5.2(o) of the Company Disclosure Schedule, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company's agreement set forth in Section 5.9 hereof); or

  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

SECTION 5.3 No Solicitation by the Company; Etc.

  The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal), and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state Law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's shareholders under New Mexico law, then the Company may, at any time prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. The Company shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph no later than the earlier of 48 hours or one business day after the execution thereof.

  In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than the later of 48 hours or one business day after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

  Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of state Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company's shareholders under New Mexico law and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal) and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the five business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the fifth business day following Parent's receipt of written notice (the "Notice") from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such five business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent's Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such five business day period, after taking into account any such adjusted terms as may have been proposed by Parent in writing since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

  For purposes of this Agreement:

  "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

  "Superior Proposal" means a bona fide written offer obtained after the date hereof not in breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which a majority of the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company's shareholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

  Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement.

SECTION 5.4 Further Action; Reasonable Best Efforts.

  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by the HSR Act and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; (iii) make an appropriate filing of a voluntary notification pursuant to the Exon-Florio Amendment with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Exon- Florio Amendment, and (iv) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to the HSR Act; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

  In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent's or its Subsidiaries' or Affiliates' ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

  The Company shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

SECTION 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including, without limitation, as permitted by Section 5.3(e)) or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6 Access to Information; Confidentiality.

  Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access during normal business hours to all of the Company's and its Subsidiaries' properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated March 28, 2005, between GE Fanuc Automation Americas, Inc. and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold information received from the Company pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement.

  In furtherance of the foregoing, but not in limitation thereof, the Company shall cause its accountants to furnish to Parent and Parent's accountants access to all work papers relating to the Company's business for any of the periods covered by the financial statements of the Company included in the Company SEC Documents.

  No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent's rights under Articles I, VI and VII of this Agreement.

SECTION 5.7 Notification of Certain Matters.

  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

  The Company shall give prompt notice to Parent if (I)&NBSP;the Company, any of its Subsidiaries or any of their respective directors or officers, or to the Company's Knowledge, any of their employees, auditors or accountants receives or otherwise obtains knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding (A) the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or (B) any violation by the Company or any of its Subsidiaries of the Export Control Requirements or Improper Payment Laws, (ii) any attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, reports evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company or (iii) the Company, any of its Subsidiaries or any of their respective Affiliates commences any internal investigation or determines to make or makes a voluntary disclosure to any Governmental Authority.

SECTION 5.8 Indemnification and Insurance.

  From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by (A) the Company Charter Documents as in effect on the date of this Agreement and (B) any applicable contract as in effect on the date of this Agreement; provided, however, that (i) the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee's criminal conduct, fraud, or responsibility for breach of this Agreement and (ii) such indemnification shall only be to the fullest extent a corporation is permitted under the NMBCA to indemnify its directors and officers.

  Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company's D&O insurance and indemnity policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

  In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

SECTION 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent's prior consent (which shall not be unreasonably withheld or delayed).

SECTION 5.10 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except expenses incurred in connection with the filing fees under the HSR Act and Foreign Antitrust Laws shall be shared equally by Parent and the Company.

SECTION 5.11 Employee Benefits.

  Without limiting the provisions of Section 5.11(d) hereof, for a period of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each Employee with combined aggregate pay (which shall include rates of base salary or wages and annual bonus opportunities) and employee benefits that provide at least a comparable aggregate value to the aggregate pay and benefits provided to similarly situated employees of Parent, provided that for purposes of this covenant, stock options and other equity awards shall be disregarded.

  Parent shall, or shall cause its Affiliates to, credit Employees for service earned on and prior to the Closing Date with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Parent and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Parent or any of its Affiliates for the benefit of the Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law.

  Parent shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Employees and their eligible dependents to the extent such pre-existing conditions were waived under the applicable Company Plans. Parent shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Employees, deductible and out-of- pocket expenses paid by Employees and their respective dependents under the Company's or any of its Affiliates' health plans in the calendar year in which the Closing Date occurs.

  Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.

SECTION 5.12 Environmental Matters. The Company shall, and shall cause each of its Subsidiaries to, permit Parent and Parent's environmental consultant, to conduct such investigations (including investigations known as "Phase I" environmental site assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company or any of its Subsidiaries, and the operations thereat as Parent shall deem necessary ("Parent's Environmental Assessment"). Parent's Environmental Assessment shall be conducted by a qualified environmental consulting firm (which will require the Company's approval, and such approval will not be unreasonably withheld), possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and its Subsidiaries.

ARTICLE 6

Conditions Precedent

SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

  Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

  Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or shall have been terminated and any agreements with any Governmental Authority not to consummate the Transactions shall have expired or been terminated, and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration, or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired or terminated and any agreements with any Governmental Authority not to consummate the Transactions shall have expired or been terminated; and

  No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

  Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualification, other than such qualifications set forth in the first sentence of Section 3.6 and when used in the definition of, or to modify, the terms Permits and Material Contract) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties made in Section 3.2 and Sections 3.3(a), (b) and (d) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

  Officer's Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

  Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

  No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority and in which a Governmental Authority is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) result in a Governmental Investigation or in Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates, (iv) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent's or any of its Affiliates' ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole or (v) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

  No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(e) shall be in effect;

  Consents. (i) All required approvals or consents of any Governmental Authority or third party including those described in Sections 3.3(c), 3.4, 4.2(b) and 4.3 shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired), except, in the case of consents the absence of which would not result in civil or criminal sanctions or Governmental Damages being imposed on Parent or the Surviving Corporation or their respective Affiliates, where the failure to obtain any such consents would not reasonably be expected to have a material adverse effect on the Surviving Corporation, (ii) all such consents which have been obtained shall be on terms that would not reasonably be expected to have a material adverse effect on the Surviving Corporation and (iii) all of the consents referred to in Section 2.3 hereof required to have been obtained in order to effectuate the provisions of such Section 2.3 shall have been obtained on terms that are satisfactory to Parent in its reasonable discretion;

  Director Resignations. Parent shall have received written resignation letters from each of the members of the Board of Directors (or other persons performing similar functions) of the Company and its Subsidiaries, effective as of the Effective Time, resigning as a director and any retainer agreement between such Person and the Company shall have terminated in accordance with its terms as a result of such resignation;

  Dissenters' Rights. Dissenters' rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA by the shareholders of the Company with respect to more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time; and

  Sarbanes-Oxley Matters. Neither the chief executive officer nor the chief financial officer of the Company shall have failed to timely provide the necessary certifications when due and as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act, or the Company shall have failed to make truthful and accurate disclosure in a periodic report under the Exchange Act as to the matters covered by such certifications. No periodic report of the Company under the Exchange Act shall have failed to contain any report required by Section 404 of the SOxA or any opinion of the Company's independent auditor required by PCAOB Auditing Standard 2.

  FIRPTA Certificate. Parent shall have received a certificate complying with Treasury Regulation Section 1.1445-2(c)(3) stating that none of the Company's capital stock is a United States real property interest.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

  Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

  Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

  Officer's Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE 7

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

  by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

  by either of the Company or Parent:

    if the Merger shall not have been consummated on or before December 22, 2006 (the "Outside Date"), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

    if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party's breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

    if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if such failure to obtain the Company Shareholder Approval was the result of the failure by the Company to comply in all material respects with its obligations under Section 5.1 or Section 5.3; or

  by Parent:

    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company by the Outside Date through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

    if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(e) shall be in effect and shall have become final and nonappealable; or

    if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (B) shall have approved or recommended to the shareholders of the Company a Takeover Proposal, (C) shall not have rejected any bona fide publicly announced or otherwise publicly known proposal respecting a Takeover Proposal within 10 days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (D) shall have failed to publicly reconfirm the Company Board Recommendation or its approval of any of the Transactions within 10 days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a bona fide written or publicly announced (or otherwise publicly known) Takeover Proposal; or

  by the Company:

    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Outside Date through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i); or

    if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal), (B) the Company Shareholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.19 and Section 4.7, the last sentence of Section 5.6(a), Sections 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein.

SECTION 7.3 Termination Fee.

  In the event that (A)(x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Shareholder Approval has not been held) or Section 7.1(b)(iii) (and prior to such termination a Takeover Proposal by a third party has been received or publicly announced or a third party has publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal), or by Parent pursuant to Section 7.1(c)(i), and (Y)&NBSP;the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $9,250,000 in cash (the "Termination Fee").

  Any payment required to be made pursuant to clause (A) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1 (d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

  In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime Lending Rate plus 1.00%. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE 8

Miscellaneous

SECTION 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.6 Entire Agreement; No Third- Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Waiver of Jury Trial.

  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except to the extent the NMBCA is applicable hereto.

  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the City of New York or in New York state court located in the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in any federal or state court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

GE Fanuc Automation Americas, Inc.
P.O. Box 8106
Charlottesville, VA 22906
Attention: Mark Whittenburg, Esq.
Facsimile: (434) 978-5997

with copies (which shall not constitute notice) to:

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431
Attention: Senior Counsel, Transactions
Facsimile: (203) 373-3008

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff, Esq.
Facsimile: (212) 310-8007

If to the Company, to:

SBS Technologies, Inc.
7401 Snaproll NE
Albuquerque, NM 87109
Attention: Clarence Peckham, CEO
Facsimile: (505) 875-0404

with copies (which shall not constitute notice) to:

SBS Technologies, Inc.
7401 Snaproll NE
Albuquerque, NM 87109
Attention: Bruce Castle, General Counsel
Facsimile: (505) 875-0404

and

Munsch Hardt Kopf & Harr PC
3800 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-6659
Attention: A. Michael Hainsfurther, Esq.
Facsimile: (214) 978-4356

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12 Definitions.

  As used in this Agreement, the following terms have the meanings ascribed thereto below:

"Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company Stock Plans" shall mean the following plans of the Company: (i) 1993 Director and Officer Stock Option Plan; (ii) 1996 Employee Incentive Stock Option Plan; (iii) 1997 Employee Incentive Stock Option Plan; (iv) 1998 Long-Term Equity Incentive Plan; (v) 2000 Long-Term Equity Incentive Plan; and (vi) Fiscal Year 2006 Executive Incentive Plan.

"Competition Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Contract" shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, purchase order, contract or other agreement, instrument or obligation.

"Data Room" shall mean the secure on-line data room (or workspace) maintained by JP Morgan on behalf of the Company, and to which designated personnel of Parent have been given access, at Intralinks and designated as the "Project Cody Virtual Data Room."

"GAAP" shall mean generally accepted accounting principles in the United States.

"Government Contract" means a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority on the other hand, including any facilities Contract for the use of government-owned facilities. Government Contracts include, as appropriate, all bids, purchase orders and proposals submitted to any Governmental Authority by the Company or any of its Subsidiaries that may result in the award of a Government Contract.

"Government Subcontract" means a Contract that is a subcontract between the Company or any of its Subsidiaries on the one hand, and any third party on the other hand, relating to a Contract between such third party and (a) any Governmental Authority or (b) another party where the ultimate contracting party is a Governmental Authority. Government Subcontract includes all bids and proposals submitted to any party that may result in the award of a Government Subcontract.

"Governmental Authority" means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization, or (v) any official of any of the foregoing.

"Governmental Damages" shall mean (i) any civil or criminal penalties or fines paid or payable to a Governmental Authority, (ii) any restitution paid or payable to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation or (iii) any injunctive relief or requirement to alter business practices, provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages.

"Governmental Investigation" shall mean an investigation by a Governmental Authority for the purpose of imposing Governmental Damages.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property" of any Person shall mean all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction, including: (i) all patents and applications therefor (along with all patents issuing thereon), statutory invention registrations, including continuations, divisionals, continuations-in- part, substitute applications, and extensions, reissues, restorations, and reexaminations thereof, and all rights therein provided by international treaties or conventions (collectively, "Patents"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, other identifiers of source, intellectual property rights arising from or in respect of domain names, domain name registrations and reservations, and corporate names, together with the goodwill associated with any of the foregoing, and all common law rights, registrations, and applications for registration associated with any of the foregoing, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing (collectively, "Marks"); (iii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise (collectively, "Copyrights"); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, invention disclosure statements, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, "Trade Secrets"); (v) all other intellectual property rights arising from or in respect of Technology; and (vi) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) - (v) above.

"Intellectual Property License" shall mean any grant by or to a Person of any right to use any Intellectual Property.

"Knowledge" shall mean (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person's executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Christopher Amenson, Adrian Bernhard, Bruce Castle, James Dixon, David Greig, Clarence Peckham, Shawn Stomp and Jenny Watson.

"Options" shall mean options representing the right to acquire shares of Company Common Stock.

"Owned Intellectual Property" means all Intellectual Property and Software owned by the Company and its Subsidiaries.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

"RSU" shall mean any award, or portion thereof, of restricted stock or restricted stock units, whether vested or unvested, made under a Company Stock Plan with respect to which the shares of Company Common Stock subject thereto have not been issued (and are not outstanding) prior to the Effective Date.

"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

"Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

"Technology" shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, Software, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

"Transactions" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

"Treasury Regulations" means the Income Tax Regulations promulgated under the Code, as amended from time to time.

The following terms are defined on the page of this Agreement set forth after such term below:

Affiliate	59	Company SEC Documents	12
Agreement	1	Company Shareholder Approval	12
Articles of Merger	2	Company Shareholders Meeting	36
Balance Sheet Date	15	Company Stock Plans	60
Bankruptcy and Equity Exception	11	Competition Laws	60
business day	60	Confidentiality Agreement	45
Certificate	3	Contract	60
Closing	1	D&O Insurance	47
Closing Date	1	Data Room	60
COBRA	21	Disabling Procedures	31
Code	60	Dissenting Shares	3
Company	1	Dissenting Stockholders	3
Company Acquisition Agreement	42	DOJ	44
Company Board Recommendation	11	Effective Time	2
Company Charter Documents	9	Employees	19
Company Common Stock	3	Engagement Letter	33
Company Disclosure Schedule	8	Environmental Laws	24
Company Material Adverse Effect	8	Environmental Liabilities	24
Company Plans	19	ERISA	19
Company Rights Agreement	3	ERISA Affiliates	20

Exchange Act	12	Options	62
Exon-Florio Amendment	12	Other Company Contracts	27
Export Control Requirements	16	Outside Date	52
Fairness Opinion	32	Owned Intellectual Property	62
FCPA	16	Parent	1
Filed Company SEC Documents	15	Parent Material Adverse Effect	34
Financial Control Weakness	14	Parent's Environmental Assessment	49
Foreign Antitrust Laws	12	Paying Agent	4
FTC	44	Payment Fund	4
GAAP	60	Permits	17
Government Contract	60	Person	62
Government Subcontract	60	Policies	31
Governmental Authority	60	Proxy Statement	12
Governmental Damages	61	Release	25
Governmental Investigation	61	Representatives	40
Hazardous Materials	24	Restraints	49
HSR Act	61	RSU	62
Improper Payment Laws	16	RSU Consideration	7
Indemnitees	47	SEC	7
Intellectual Property	61	Securities Act	9
Intellectual Property License	62	Software	62
Intellectual Property Rights	29	SOxA	13
JPMorgan	32	Subsidiary	62
Knowledge	62	Subsidiary Documents	9
Laws	16	Superior Proposal	43
Liens	9	Surviving Corporation	1
Loss Contract	26	Takeover Proposal	42
Material Contract	26	Tax Returns	19
Merger	1	Taxes	18
Merger Consideration	3	Technology	63
Merger Sub	1	Terminating Company Breach	53
Multiemployer Plan	19	Terminating Parent Breach	54
NMBCA	1	Termination Fee	55
Notice	42	Transactions	63
Option Consideration	6	Treasury Regulations	63

SECTION 8.13 Interpretation.

  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

  For purposes of this Agreement, the Company shall be deemed to have "delivered' or "made available" any document or information if such document or information shall have been posted to the Data Room as of March 15, 2006 and not subsequently removed.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GE FANUC EMBEDDED SYSTEMS, INC.

By: /s/ Maryrose T. Sylvester

Name: Maryrose T. Sylvester
Title: President and Chief Executive Officer

GME, INC.

By: /s/ Maryrose T. Sylvester

Name: Maryrose T. Sylvester
Title: President and Chief Executive Officer

SBS TECHNOLOGIES, INC.

By: /s/ Clarence W. Peckham

Name: Clarence W. Peckham
Title: Chief Executive Officer